Exhibit 99.1
CALGON CARBON ANNOUNCES ACQUISITION OF ZWICKY DENMARK AND SWEDEN
PITTSBURGH, PA — January 5, 2010 — Calgon Carbon Corporation (NYSE: CCC) and its European operation, Chemviron Carbon, announced today the acquisition of Zwicky Denmark and Sweden, long-term distributors of Chemviron Carbon’s activated carbon products and providers of services associated with the reactivation of activated carbon. Zwicky Denmark and Sweden had sales of EUR 3.1 million ($4.2 million) in 2008.
Commenting on the acquisition, Kees Majoor, Calgon Carbon’s senior vice president — Asia and Europe, said, “Since the Zwicky companies have been Chemviron Carbon’s exclusive distributor of its activated carbon products and provider of its mobile filter technology through a service center in Kolding, Denmark, the acquisition is an excellent fit with our existing operations. The acquisition is also consistent with our strategic initiatives to accelerate sales growth in Denmark, Norway and Sweden and to expand our service capabilities in Europe.”
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.
This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
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